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                                                                    EXHIBIT 99.1


                 [LETTERHEAD OF WEDBUSH MORGAN SECURITIES INC.]
                                AUGUST 10, 1998



Board of Directors
Bank of Los Angeles
8901 Santa Monica Boulevard
West Hollywood, California 90069


Ladies and Gentlemen:


We hereby consent to the inclusion of our opinion letter dated August 17, 1998 to the Board of Directors of Bank of Los Angeles ("BKLA") regarding the merger of BKLA with and into Santa Monica Bank, a wholly-owned subsidiary of Western Bancorp, in the Joint Proxy Statement-Prospectus and to the references therein to our firm and to our opinion under the headings: SUMMARY--Opinion of Wedbush; THE MERGER--Background and Reasons for the Merger, --Reasons for the Merger; Recommendation of the BKLA Board of Directors, --Opinion of Wedbush, and--Wedbush Fee, and THE MERGER AGREEMENT--Conditions. In giving the foregoing consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of the 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (ii) that we are experts with respect to any part of the Joint Proxy Statement-Prospectus within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



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                                Very truly yours,
                                WEDBUSH MORGAN SECURITIES INC.

                                By:  /s/ BARTON I. GUREWITZ
                                     -----------------------------------------
                                     Barton I. Gurewitz
                                     Managing Director, Investment Banking
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